AGREEMENT AND GENERAL RELEASE

       Agreement and General Release ("Agreement"), by and between Barbara A. Marcus ("Employee" or "you"), who resides at 55 Hudson Street, #8-A, New York, NY 10013, and Scholastic Inc. (the "Company").

       1. You acknowledge that effective July 22, 2005, or earlier if requested (the "Resignation Date"), you shall resign your position as an Officer of Scholastic Inc. and Scholastic Corporation and your position as Executive Vice President and President, Children's Book Publishing and Distribution. After the Resignation Date you shall not represent yourself as being an officer of the Company for any purpose. Following the Resignation Date, you shall continue your employment with the Company on special assignment until January 23, 2007 (the "Employment Period"). On the last day of the aforementioned Employment Period, you shall retire from the Company and your employment shall terminate, including for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Entities (as herein defined), except for those benefits to which you are entitled based on your length of service or status as a retiree. As of January 23, 2007, you shall be eligible for normal retiree benefits. You acknowledge and agree that the Company Entities shall have no obligation to rehire you, or to consider you for employment, after the conclusion of the Employment Period. You acknowledge that the representations in this paragraph constitute a material inducement for the Company to provide the payment(s) to you pursuant to paragraph 2 of this Agreement.

       2. Following the Effective Date of this Agreement and in exchange for your waiver of claims against the Company Entities and compliance with other terms and conditions of this Agreement, the Company agrees:

              (a) You shall continue your employment with the Company on special assignment through January 23, 2007 (the "Employment Period"). Your title shall be Director, Special Projects and you shall report directly to Dick Robinson. The parties will mutually agree upon all projects. Your salary, effective July 22, 2005, shall be $80,000 per year. Subject to the non-competition provisions in paragraph 7 of this Agreement, you may accept employment with another entity, so long as such employment does not materially interfere with your ability to perform the required services for the Company during the Employment Period. During the Employment Period, business expenses will be reimbursed in accordance with Company policy.

              (b) To continue to pay the cost of medical, dental and vision benefit coverage during the afore-mentioned Employment Period to the same extent as prior to the Resignation Date, with Employee to pay an amount equal to the employee share of the cost of such coverage under the Company's group medical plan. Coverage under Company's group medical plan shall cease if prior to January 23, 2007, Employee obtains employment with another entity and that entity provides full medical, dental and vision benefits on substantially similar terms to that of the Company.

              (c) To pay you a bonus in respect of fiscal 2005 of $550,000, based on achieving agreed on net sales targets for Harry Potter by September 30, 2005, in lieu of your normal bonus opportunity under the Company's Management Incentive Plan. Said bonus shall be paid no later than December 31, 2005.

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              (d)    That you will continue to be eligible for the Company 401K plan, pension plan, and flexible spending plan through the aforementioned Employment Period. Deductions will be taken from bi-weekly pay.

              (e) To pay you in accordance with the terms set forth in Schedule A, attached hereto and incorporated by reference, as consideration for the restrictive covenant set forth in paragraph 7.

              (f) In accordance with the Company's stock option plan, if you retire after you reach age 55, you shall have three (3) years from the date of your retirement to exercise options that have vested prior to your retirement date.

       3. You acknowledge and agree that the payments and other benefits provided pursuant to this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company; and (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company.

       4.     (a)    In consideration for the payments and benefits to be
provided you pursuant to paragraph 2 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as "Releasors"), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the "Company Entities") from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement. This release does not extend to any workers compensation claims that were not known to you as of the date on which you sign this agreement. Company and the Company Entities agree to release you, your executors, administrators, successors and assigns from and against any and all claims arising out of or related to your employment and/or separation with the Company.

              (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, The Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Worker Adjustment and Retraining Notification Act, as amended, (ii) any claim under the New York State Human Rights Law, and New York City Administrative Code and the New York State Constitution, (iii)

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any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys' fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims that may arise after the date on which you sign this Agreement.

       5.     (a)    You represent and warrant that you have not commenced,
maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Company Entities in any court or before any administrative or investigative body or agency and/or that you are hereby withdrawing with prejudice any such complaints, charges, or actions that you may have filed against Company Entities. You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 4 above.

              (b) The Company represents and warrants that it has not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against you in any court or before any administrative or investigative body or agency and/or that the Company is hereby withdrawing with prejudice any such complaints, charges, or actions that it may have filed against you.

       6. You agree that you will not disparage or encourage or induce others to disparage any of the Company Entities. For the purposes of this Agreement, the term "disparage" includes, without limitation, comments or statements to the press and/or media, the Company Entities or any individual or entity with whom any of the Company Entities has a business relationship which would adversely affect in any manner (i) the conduct of the business of any of the Company Entities (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company Entities.

       7. You agree that during the Employment Period, i.e., until January 23, 2007, you shall not, without the prior written consent of Scholastic, engage in "Competition" (as defined below) with the Company. For purposes of this Agreement, if you take any of the following actions, you will be engaged in "Competition:" engaging in or carrying on any enterprise, whether as an advisor, principal, partner, officer, director, employee, stockholder, investor, associate or consultant to any person, partnership, corporation, business unit or any other business entity, that is engaged in the children's book publishing or children's book distribution businesses in the United States, Canada, the United Kingdom or Australia. Notwithstanding the foregoing, "Competition" will not include (a) the mere ownership of up to 5% of the securities of any enterprise or (b) participation in management of any enterprise or business operation (including participating in such entity's equity-compensation plans) provided that any such participation is not in connection with and does not otherwise relate to any operation of such enterprise in Competition with the Company. For purposes of illustration only, your employment by an entity that owns a children's division, in which you are employed in a non-children's division, is permitted under this paragraph so long as you are not managing, controlling or directing personnel also working in or for the children's division of the entity, such as a combined sales force for adult and children's books. You also agree that during the Employment Period, i.e., until January 23, 2007, you will not attempt to influence, persuade, induce or assist any other person in so influencing, persuading or inducing, any employee of

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Scholastic (other than clerical employees) to resign from or terminate any employment, consulting, or material or exclusive business relationship with the Company.

       8.     (a)    You agree that you will cooperate with the Company and/or
the Company Entities and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. Company agrees to provide you with reasonable notice and to reimburse any out of pocket expenses that you may incur in connection with your obligations under this paragraph.

              (b) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or the Company Entities, you will give prompt notice of such request to Kenneth Rowe, Director, Human Resources (or his successor) at Scholastic Inc., 557 Broadway, New York, NY 10012 and unless required by court or government order will make no disclosure until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. You retain the right to hire your own counsel at any time.

       9. You acknowledge that during the course of your employment with the Company and/or any of the Company Entities, you have had access to information relating to the Company and/or the Company Entities and their respective business that is not generally known by persons not employed by the Company and/or the Company Entities and that could not easily be determined or learned by someone outside of the Company and/or the Company Entities ("Confidential Information"). You agree not to disclose or use such Confidential Information at any time in the future, except if such information is then in the public domain.

       10. You represent that following the Employment Period, you will return to the Company all property (if any) belonging to the Company and/or the Company Entities, including but not limited to company car, laptop, cell phone, blackberry, keys, card access to the building and office floors, phone card, rolodex (if provided by the Company and/or the Company Entities), computer user name and password, disks and/or voicemail code.

       11. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable, including narrowing the geographic scope or duration of such provision. Additionally, you agree that if you breach the terms of paragraphs 5(a), 6, 7, 8, 9 and/or 10, it shall constitute a material breach of this Agreement as to which the Company Entities may seek all relief available under the law.

       12.    (a)    This Agreement shall be construed and enforced in
accordance with the laws of the State of New York. Jurisdiction to enforce this Agreement shall lie in the courts of the United States and the Supreme Court of the State of New York located in New York County and having subject matter jurisdiction. The parties hereby consent to the personal jurisdiction of the referenced courts over each party.

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              (b)    Should any provision of this Agreement require
interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

              (c) This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

       13. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

       14. You understand that this Agreement constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement.

       15. Pursuant to Section 7(f) (2) of the Age Discrimination in Employment Act of 1967, as amended, the Company hereby advises you that you should consult independent counsel before executing this Agreement, and you acknowledge that you have been so advised. You further acknowledge that you have had an opportunity to consider this Agreement for up to twenty-one (21) days before signing it. You may also revoke this Agreement within seven (7) days after executing it. If you revoke the Agreement, all of the terms and conditions contained herein will become null and void. It is understood and agreed that the offer contained in this Agreement will automatically expire on the twenty-first day following the date on which this Agreement is received by you, unless the parties are in active negotiations regarding the terms of the Agreement, in which case the deadline is extended until negotiations cease. You may accept this Agreement by signing it and returning it to Kenneth Rowe, Director, Human Resources (or his successor) at Scholastic Inc., 557 Broadway, New York, NY 10012.

       16. The effective date of this Agreement shall be the 8th day following the date on which you sign the Agreement (the "Effective Date").

       17. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (c) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (d) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (e) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

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Print Name: Barbara A. Marcus     Date: 7/8/05
            -----------------           ------
            Barbara A. Marcus


Signature:  /s/ Barbara A. Marcus
            ---------------------


STATE OF NEW YORK )
                           ) ss.:
COUNTY OF NEW YORK)

On this 8th day of July 2005, before me personally came Barbara A. Marcus to me known and known to me to be the person described and who executed the foregoing Agreement, and she duly acknowledged to me that she executed the same.

Mark S. Seidenfeld
------------------
  Notary Public




SCHOLASTIC INC.

By:   /s/ Kenneth Rowe            Date: 7/8/05
      ----------------                  ------
       Kenneth Rowe

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                                   SCHEDULE A

Consideration for the restrictive covenant as set forth in paragraph 7 of this Agreement is $1,629,204 and shall be paid as follows (or on the next succeeding business day):

January 23, 2006           $543,068

April 23, 2006             $271,534

July 23, 2006              $271,534

October 23, 2006           $271,534

January 22, 2007           $271,534


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